Exhibit 10.25

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the 18th day of March, 2003 by and between Protection One, Inc., a Delaware corporation (the “Company”), and Richard Ginsburg (“Executive”).

W I T N E S S E T H

WHEREAS, the Company and Executive entered into an Employment Agreement dated as of April 16, 2001 and amended that agreement by an instrument dated November 19, 2002 (such agreement as so amended being hereinafter referred to as the “Prior Employment Agreement”); and

WHEREAS, the Board (as defined in Section 1) has determined that it is in the best interest of the Company and its stockholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below), and to encourage the Executive’s full attention and dedication to the Company currently and in the event of a threat or occurrence of a Change in Control and to provide the Executive with compensation and benefits arrangements which are competitive with those of other comparable corporations; and

WHEREAS, the Board has authorized the Company to enter into this Agreement.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company and Executive hereby agree as follows:

1.                                       Definitions.  As used in this Agreement, the following terms shall have the respective meanings set forth below:

a.               “Board” means the Board of Directors of the Company.

b.              “Bonus Amount” means: (i) for a Date of Termination or Change in Control occurring in fiscal year 2003, the annual incentive bonuses payable by the Company to or for the benefit of or deferred by Executive for the 2002 fiscal year of the Company; (ii) for a Date of Termination or a Change in Control occurring in fiscal year 2004, the average of the annual incentive bonuses payable by the Company to or for the benefit of or deferred by Executive for the 2002 and 2003 fiscal years of the Company; and (iii) for a Date of Termination or Change in Control occurring after fiscal year 2004, the average of the annual incentive bonuses payable by the Company to or for the benefit of or deferred by Executive for the last three (3) completed fiscal years of the Company immediately preceding the Date of Termination or Change in Control.

c.               “Cause” means (i) the willful and continued failure of Executive to perform substantially his duties with the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness or any such failure subsequent to Executive being delivered a Notice of Termination without Cause by the Company or Executive delivering a Notice of Termination for Good Reason to the Company) that is not remedied within 30 days after a written demand for substantial performance is delivered to Executive by the Chairman of the Compensation Committee of the Board which specifically identifies the manner in which Executive has not substantially performed Executive’s duties, or (ii) the willful engaging by Executive in illegal conduct which is demonstrably and materially injurious to the Company.  For purposes of this subsection (c), no act or failure to act by Executive shall be considered “willful” unless done or omitted to be done by Executive in bad faith and without reasonable belief that Executive’s action or omission was in, or not opposed to, the best interests of the Company.

d.              “Change in Control” means the occurrence of any one of the following events:

i.                                          individuals who, on March 18, 2003, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to March 18, 2003, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual election contest with respect to directors or as a result of any other actual solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director; provided, further, that if any individual is appointed to the Board with the consent of Westar at such time as Westar is the direct or indirect beneficial owner or has direct or indirect control over the voting power of 40% or more of the Company Voting Securities (as defined below), that individual shall be deemed to be an Incumbent Director;

ii.                                       any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 40% of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control if such beneficial owner is any of the following or becomes a beneficial owner as a result of any of the following, except as provided in paragraph (v):  (A) Westar or any of its subsidiaries, (B) any employee benefit plan (or related trust) sponsored or maintained by the Company, Westar or any of their subsidiaries, (C) any underwriter temporarily holding securities pursuant to an offering of such securities, (D) a person involved in a Non-Qualifying Transaction (as defined in paragraph (iii)), (E) an entity (x) controlled by the Executive or a group of persons consisting, at the time of such acquisitions, of the Executive and other employees of the Company or (y) of which the majority of common equity securities, at the time of such acquisitions, is owned by the Executive or a group of persons consisting of the Executive and other employees of the Company or (F) any event in which Westar continues to be directly or indirectly the beneficial owner of a greater number of shares of the Company than that held by any other person as a result of the event described in this paragraph (ii) or has the right to direct the vote of a greater number of voting securities for directors (or the equivalent) of the Company than any other person as a result of the event described in this paragraph (ii);

iii.                                    the consummation of a merger, consolidation, statutory share exchange, sale of all or substantially all of the assets of the Company or Protection One Alarm Monitoring, Inc., or similar form of corporate transaction (whether in one transaction or a series of transactions) involving the

Company or Protection One Alarm Monitoring, Inc. (a “Business Combination”), unless immediately following such Business Combination:  (A) more than 50% of the total voting power of (x) the corporation that owns, leases or controls all or substantially all of the assets of the Company and of Protection One Alarm Monitoring, Inc. resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors (or the equivalent) of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination); (B) no person (other than Westar or any employee benefit plan (or related trust) sponsored or maintained by Westar, the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of more than 40% of the total voting power of the outstanding voting securities eligible to elect directors (or the equivalent) of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation); and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the

Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”);

iv.                                   the Company substantially completes a plan of complete liquidation or dissolution whether in one transaction or a series of transactions; or

v.                                      Westar becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 100% of the Company’s Voting Securities.

vi.                                   It is the intent of the parties that if an event that would constitute a Change in Control under this Agreement occurs at Westar or Protection One Alarm Monitoring, Inc., a “Change in Control” shall have occurred for purposes of this Agreement.  Upon the occurrence of an event described in the preceding sentence, unless the context otherwise requires, for purposes of this Agreement, Westar or Protection One Alarm Monitoring, Inc. shall be substituted for the defined term “the Company” in the definition of “Change in Control” together with appropriate changes to other references in the definition of “Change in Control” to give effect to the parties’ intent.

e.               “Date of Termination” means (i) if Executive’s employment is to be terminated for Disability, 30 days after Notice of Termination is given (provided that Executive shall not have returned to the performance of Executive’s duties on a full-time basis during such 30 day period); (ii) if Executive’s employment is to be terminated by the Company for Cause or by Executive for Good Reason, the date specified in the Notice of Termination; (iii) if Executive’s employment is to be terminated by the Company for any reason other than Cause, the date specified in the Notice of Termination, which shall be 90 days after the Notice of Termination is given, unless an earlier date has been expressly agreed to by Executive in writing; (iv) if Executive’s employment terminates by reason of death, the date of death of Executive; (v) if Executive’s employment is terminated by Executive in a Non-Qualifying Termination, the date specified in Executive’s Notice of Termination, but not more than 30 days after the Notice of Termination is given, unless expressly agreed to by the Company in writing; or (vi) in the event of a Change in Control, 180 days after the date of the Change in Control, unless otherwise expressly agreed to by the Executive and the Company in writing not later than 120 days after the date of the Change in Control.

f.                 “Disability” means termination of Executive’s employment by the Company due to Executive’s absence from Executive’s duties with the Company on a full-time basis for at least one hundred eighty (180) consecutive days as a result of

Executive’s incapacity due to physical or mental illness, unless within 30 days after Notice of Termination is given to Executive following such absence Executive shall have returned to the full-time performance of Executive’s duties.

g.              “Good Reason” shall mean termination based on any of the following events:

i.                                          any change in the duties or responsibilities (including reporting responsibilities) of Executive that is inconsistent in any material and adverse respect (which may be cumulative) with Executive’s position(s), duties, responsibilities or status with the Company (including any adverse diminution of such duties or responsibilities), provided, however, that Good Reason shall not be deemed to occur upon a change in duties or responsibilities (other than reporting responsibilities) that is solely and directly due to the Company no longer being a publicly traded entity as a result of a purchase of the Company’s publicly traded securities by Westar if no other event set forth in this subsection (g) has occurred;

ii.                                       the failure to reappoint or reelect Executive to any position held by Executive without Executive’s consent;

iii.                                    a material breach of this Agreement by the Company including but not limited to reduction in the Executive’s Annual Base Salary (as defined in Section 4(a)) or other employment benefits; or

iv.                                   the appointment by the Board of a Chief Operating Officer, Chief Financial Officer or President of the Company over Executive’s written objection;

Executive must provide notice of termination of employment within one hundred eighty (180) days following Executive’s knowledge of an event or facts constituting Good Reason (or the last of such events or facts if cumulative) or such event or facts shall not constitute Good Reason under this Agreement.

h.              “Non-Qualifying Termination” means a termination of Executive’s employment under any circumstances not qualifying as a Qualifying Termination, including without limitation any termination by the Company for Cause, any termination by Executive without Good Reason or for no reason at all or any termination on account of death, Disability or Retirement.

i.                  “Notice of Termination” means a written notice of termination of employment given by one party to the other party pursuant to Section 17(b).

j.                  “Qualifying Termination” means a termination of Executive’s employment (i) by the Company other than for Cause or (ii) by Executive for Good Reason.  Termination of Executive’s employment on account of death, Disability or Retirement shall not be treated as a Qualifying Termination.

k.               “Retirement” means Executive’s termination of his employment on or after his attainment of age 65.

l.                  “Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% or more of the assets upon liquidation or dissolution.

m.            “Westar” means Westar Industries, Inc., a Kansas corporation, or any parent entity.

2.                                       Employment and Duties.

a.               Term of Employment.  The Company agrees to employ Executive, and Executive agrees to enter into employment with the Company, in accordance with the terms and provisions of this Agreement, for the Term of this Agreement.  In the event that there is a Change in Control prior to a Qualifying Termination or Non-Qualifying Termination of Executive’s employment, Executive’s employment under this Agreement shall terminate 180 days after the date of such Change in Control, unless otherwise expressly agreed to in writing by the Executive and the Company not later than 120 days after the date of the Change in Control.  Upon termination of Executive’s employment (regardless of whether such termination constitutes a

Qualifying Termination or Non-Qualifying Termination), Executive shall be relieved of any obligation to continue to perform the duties described in Section 2(b) effective as of the Date of Termination.  The termination of the employment relationship by either party for any reason or for no reason at all shall not constitute a breach of this Agreement, but certain obligations and benefits shall survive such termination of employment as set forth in Section 20.

b.              Duties.  During the period of Executive’s employment under this Agreement, Executive shall serve as Chief Executive Officer and President of the Company.  Executive shall devote Executive’s full business time and attention to the affairs of the Company and his duties as its Chief Executive Officer and President.  Executive shall have such duties as are appropriate to Executive’s position as Chief Executive Officer and President, and shall have such authority as required to enable Executive to perform these duties.  Consistent with the foregoing, Executive shall comply with all reasonable instructions of the Board of Directors of the Company.  Executive shall report to the Board of Directors.  Executive may continue to reside in the State of Florida or in any location that he wishes as long as he is able to effectively carry out the duties contemplated by this Agreement.  During the period of Executive’s employment under this Agreement, the Board shall cause Executive to be nominated for election as a member of the Board of Directors of the Company.  In addition, during the period of Executive’s employment under this Agreement, Executive may serve as an officer and/or director of a Subsidiary or Subsidiaries if requested to do so by the Board.  Executive may resign from the Board and the board of directors of any Subsidiaries at any time in his sole and absolute discretion.

3.                                       Term of Agreement.  The Term of this Agreement shall commence on the date of this Agreement and shall continue until the earlier of (i) the date on which Executive’s employment is terminated by the Company or Executive in a Qualifying Termination or Non-Qualifying Termination or (ii) 180 days after the occurrence of a Change in Control, unless otherwise expressly agreed to by the Executive and the Company in writing not later than 120 days after the date of the Change in Control.  Certain obligations and benefits shall survive the expiration of the Term as set forth in Section 20.

4.                                       Base Salary and Benefits.

a.               Base Salary.  During the period of Executive’s employment under this Agreement, the Company shall pay Executive an annual base salary (“Annual Base Salary”) at an annual rate equal to not less than Four Hundred Fifty Thousand Dollars and No/100 Dollars ($450,000.00), which shall be reviewed annually by the Compensation Committee of the Board.  Executive’s Annual Base Salary shall be paid in accordance with the standard practices for other senior corporate executives of the Company.

b.              Bonuses.  Executive shall be eligible to receive annually or otherwise any bonus awards, whether payable in cash, shares of common stock of the Company or otherwise, which the Company, the Compensation Committee of the Board or such other authorized committee of the Board determines to award or grant.

c.               Benefit Programs.  During the period of Executive’s employment under this Agreement, Executive shall be eligible to participate in all employee benefit plans and programs of the Company from time to time in effect for the benefit of senior executives of the Company (subject to meeting generally applicable participation requirements under the applicable plan or program), including, but not limited to, stock option plans, restricted stock grants, 401(k) plans, group life insurance, hospitalization and surgical and major medical coverages, sick leave, employee stock purchase plans, car allowances, vacations and holidays, long-term disability, and such other benefits as are or may be made available from time to time to senior executives of the Company.  For purposes of this Section 4(c), the term “the Company” shall also include Protection One Alarm Monitoring, Inc.

d.              Business Expenses and Perquisites.  Executive shall be reimbursed for all reasonable expenses incurred by Executive in connection with the conduct of the business of the Company, provided Executive properly accounts therefor in accordance with the Company’s policies.  During the period of Executive’s employment under this Agreement, Executive shall also be entitled to such other perquisites as are customary for senior executives of the Company.  The parties hereto acknowledge that Executive’s employment will entail substantial travel away from

Executive’s residence and that Executive’s reimbursable business expenses will include reasonable travel expenses, including without limitation reasonable costs of air travel (including use of American Airlines AAirpass or equivalent), weekly travel to and from Florida, parking, rental cars, and hotel accommodations incurred in travel to and from his residence and other travel associated with the performance of his duties hereunder.  If it is determined by the Company that any portion of the Company’s reimbursement of the travel expenses described in the preceding sentence constitutes taxable wages for federal income and/or employment tax purposes, the Company agrees to pay Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive from the amount of the travel expenses reimbursed pursuant to the preceding sentence (the “Travel Reimbursement”) and the Gross-Up Payment, after reduction for any federal, state and local income and employment taxes on the Travel Reimbursement and the Gross-Up Payment, shall equal the Travel Reimbursement.  For purposes of determining the Gross-Up Payment, Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation to which such payment could be subject based upon the state and locality of Executive’s residence or employment, net of the maximum deduction in Federal income taxes which could be obtained from deducting such state and local taxes.  The Company shall make a determination of the amount of any employment taxes required on the Gross-Up Payment.

e.               Office and Services Furnished, Car.  During the period of Executive’s employment under this Agreement, the Company shall make available to Executive office space at the Company’s headquarters (which is currently located in Topeka, Kansas, but which may be relocated at the discretion of the Company), to the extent needed while he is at the Company’s headquarters, secretarial assistance and such other facilities and services as shall be suitable to Executive’s position and adequate for the performance of Executive’s duties hereunder.  During the period of Executive’s employment under this Agreement, the Company shall install and maintain, at its expense, a broadband (cable modem or DSL) connection at his home for the use of Executive in connection with the performance of his duties hereunder.  Executive shall not be required to be in the Company’s headquarters except as he may determine necessary for him to effectively carry out the duties contemplated by this Agreement.  In addition, the Company will make available to Executive temporary use of a Company or rental car for periods while he is working in the Company’s headquarters.

5.                                       Change in Control.  Upon the occurrence of a Change in Control:

a.               the Company shall pay to Executive a lump-sum cash payment equal to the sum of (A) Executive’s Annual Base Salary payable through the date of the Change in Control; (B) bonus amounts payable to Executive for prior fiscal years; (C) bonus amounts not paid to Executive as a result of Executive’s election to defer payment; (D) a pro rata portion of Executive’s annual bonus for the fiscal year in which the Change in Control occurs in an amount at least equal to (1) Executive’s Bonus Amount multiplied by a fraction, the numerator of which is the number of days in the fiscal year in which the Change in Control occurs through the date of the Change in Control and the denominator of which is three hundred sixty-five (365), and reduced by (2) any amounts paid to Executive from the Company’s annual incentive plan for the fiscal year in which the Change in Control occurs; and (E) the cash equivalent of any accrued Paid Time Off; in each case to the extent not already paid;

b.              the Company shall pay to Executive a lump-sum cash payment equal to the sum of (i) 2.99 times the Executive’s highest Annual Base Salary during the 12-month period immediately prior to the date of the Change in Control, plus (ii) 2.99 times Executive’s Bonus Amount;

c.               the Company shall continue, for a period of three (3) years following the earlier of Executive’s Date of Termination and the date that is 180 days after the date of the Change in Control  (the “Change in Control Termination Date”), to provide Executive (and Executive’s dependents, if applicable) with substantially similar levels of medical, dental, and life insurance benefits upon substantially similar terms and conditions as Executive would have been entitled to receive if he had continued in employment; provided, that, if Executive cannot continue to participate in the

Company plans providing such benefits, the Company shall otherwise provide, at the Company’s option, (i) such benefits on a substantially similar basis as if continued participation had been permitted through one or more new plans (the “Continued Benefit Plans”) or (ii) a lump-sum cash payment based on the cost of premiums comparable to those that would be required to receive such benefits on a substantially similar basis plus the amount of any conversion fees required to convert from group coverage to individual coverage under the Company’s existing benefit plans (the “Benefits Lump-Sum Payment”).  If the Company elects to provide the Executive with Continued Benefit Plans, the Executive shall cooperate with the Company and each provider of any such Continued Benefit Plan in order for the Company to obtain such Continued Benefit Plans for Executive, which cooperation shall include but not be limited to providing copies of medical records and other information required by any provider of such Continued Benefit Plan and undergoing one or more physical examinations.  If the Company elects to provide the Executive with the Benefits Lump-Sum Payment, the Company shall notify the Executive of its intention to make this election not later than 90 days prior to the date on which Executive’s coverage under existing benefit plans will expire, and if, within 60 days after Executive receives such notification from the Company, Executive presents the Company with one or more benefit plans that the Executive has obtained or intends to obtain that provide benefits on a substantially similar basis as the benefits provided to Executive prior to the Change in Control Termination Date (and acknowledgement from the provider of such benefit plans that such benefit plans have been or can be obtained by the Executive on those terms, including without limitation, at least substantially similar scope of coverage, substantially similar deductibles and substantially similar co-payments), then the Benefits Lump-Sum Payment shall be made based on the premiums plus any other administrative fees (except co-payments) charged by the company offering such plans.  If the Company elects to provide the Executive with the Benefits Lump-Sum Payment and it is determined by the Company that any portion of the Benefits Lump-Sum Payment constitutes taxable wages for federal income and/or employment tax purposes, the Company agrees to pay Executive an additional amount (the “Benefits Gross-Up Payment”) such that the net amount retained by Executive from the Benefits Lump-Sum Payment and the Benefits Gross-Up Payment, after reduction for any federal, state and local income and employment taxes on the Benefits Lump-Sum Payment and the Benefits Gross-Up Payment, shall equal the Benefits Lump-Sum Payment.  Notwithstanding the foregoing, in the event Executive becomes reemployed with another employer and becomes eligible to receive benefits from such employer, the benefits described herein shall be secondary to such benefits during the period of Executive’s eligibility, but only to the extent that the Company reimburses Executive for any increased cost and provides any additional benefits necessary to give Executive the benefits provided hereunder; and

d.              all outstanding stock options, restricted stock and other equity based awards (collectively, “Awards”) shall fully vest, all restrictions on such Awards shall lapse and the maximum level of achievement of all performance criteria with respect to such Awards shall be deemed fully satisfied.  In the case of stock options or any other equity based Awards in the nature of a right that may be exercised, such stock options and other equity based Awards shall remain exercisable for three years after the date of the Change in Control.

6.                                       Payments Upon Termination of Employment.

a.               Qualifying Termination.  If the employment of Executive terminates pursuant to a Qualifying Termination, then:

i.                                          within five (5) business days following the Date of Termination, the Company shall pay to Executive a lump-sum cash payment equal to the sum of (A) Executive’s Annual Base Salary payable through the Date of Termination; (B) bonus amounts payable to Executive for prior fiscal years; (C) bonus amounts not paid to Executive as a result of Executive’s election to defer payment; (D) a pro rata portion of Executive’s annual bonus for the fiscal year in which the Date of Termination occurs in an amount at least equal to (1) Executive’s Bonus Amount multiplied by a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is three hundred sixty-five (365), and reduced by (2) any amounts paid to Executive from the Company’s annual incentive plan for the fiscal year in which the Date of Termination occurs; and (E) the cash equivalent of any accrued Paid Time Off; in each case to the extent not already paid;

ii.                                       within five (5) business days following the Date of Termination, the Company shall pay to Executive a lump-sum cash payment equal to the sum of (i) 2.0 times the Executive’s highest Annual Base Salary during the 12-month period immediately prior to the Date of Termination, plus (ii) 2.0 times Executive’s Bonus Amount; provided, however, if on or prior to the date that a Notice of Termination is given to Executive pursuant to a Qualifying Termination there has been stockholder approval of a Change in Control and if such Change in Control is consummated within 100 days after the date such Notice of Termination is given, the Company shall pay the Executive an additional lump-sum cash payment equal to (x) .99 times the Executive’s highest Annual Base Salary during the 12-month period immediately prior to the Date of Termination plus (y) .99 times Executive’s Bonus Amount;

iii.                                    the Company shall continue, for a period of two (2) years following Executive’s Date of Termination (or a period of three (3) years if on or prior to the date that a Notice of Termination is given to Executive pursuant to a Qualifying Termination there has been stockholder approval of a Change in Control and if such Change in Control is consummated within 100 days after the date such Notice of Termination is given), to provide Executive (and Executive’s dependents, if applicable) with substantially similar levels of medical, dental, and life insurance benefits upon substantially similar terms and conditions as Executive would have been entitled to receive if he had continued in employment; provided, that, if Executive cannot continue to participate in the Company plans providing such benefits, the Company shall otherwise provide, at the Company’s option, (i) such benefits on a substantially similar basis as if continued participation had been permitted through Continued Benefit Plans or (ii) a Benefits Lump-Sum Payment.  If the Company elects to provide the Executive with Continued Benefit Plans, the Executive shall cooperate with the Company and each provider of any such Continued Benefit Plan in order for the Company to obtain such Continued Benefit Plans for Executive, which cooperation shall include but not be limited to providing copies of medical records and other information required by any provider of such Continued Benefit Plan and undergoing one or more physical examinations.  If the Company elects to provide the Executive with the Benefits Lump-Sum Payment, the Company shall notify the Executive of its intention to make this election not later than 90 days prior to the date on which Executive’s coverage under existing benefit plans will expire, and if, within 60 days after Executive receives such notification from the Company, Executive presents the Company with one or more benefit plans that the Executive has obtained or intends to obtain that provide benefits on a substantially similar basis as the benefits provided to Executive prior to the Date of Termination (and acknowledgement from the provider of such benefit plans that such benefit plans have been or can be obtained by the Executive on those terms, including without limitation, at least substantially similar scope of coverage, substantially similar deductibles and substantially similar co-payments), then the Benefits Lump-Sum Payment shall be made based on the premiums plus any other administrative fees (except co-payments) charged by the company offering such plans.  If the Company elects to provide the Executive with the Benefits Lump-Sum Payment and it is determined by the Company that any portion of the Benefits Lump-Sum Payment constitutes taxable wages for federal income and/or employment tax purposes, the Company agrees to pay Executive a Benefits Gross-Up Payment such that the net amount retained by Executive from the Benefits Lump-Sum Payment and the Benefits Gross-Up Payment, after reduction for any federal, state and local income and employment taxes on the Benefits Lump-Sum Payment and the Benefits Gross-Up Payment, shall equal the Benefits Lump-Sum Payment.  Notwithstanding the foregoing, in the event Executive becomes reemployed with another employer and becomes eligible to receive benefits from such employer, the benefits described herein shall be secondary to such benefits during the period of Executive’s eligibility, but only to the extent that the Company reimburses Executive for any increased cost and provides any additional benefits necessary to give Executive the benefits provided hereunder; and

iv.                                   all outstanding Awards shall fully vest, all restrictions on such Awards shall lapse and the maximum level of achievement of all performance criteria with respect to such Awards shall be deemed fully satisfied.  In the case of stock options or any other equity based Awards in the nature of a right that may be exercised, such stock options and other equity based Awards shall remain exercisable for three years after the Date of Termination;

provided, however, that Executive shall not be entitled to receive payments or benefits under Section 6(a)(i)(D), 6(a)(ii) or 6(a)(iii) to the extent Executive has received or is entitled to receive payments or benefits under Section 5 of this Agreement.

b.              Non-Qualifying Termination.  If the employment of Executive terminates pursuant to a Non-Qualifying Termination, then the Company shall pay to Executive within five (5) business days following the Date of Termination, a lump-sum cash payment equal to the sum of (1) Executive’s Annual Base Salary payable through the Date of Termination; (2) bonus amounts earned by Executive and declared and approved by the Board; and (3) the cash equivalent of any accrued Paid Time Off; in each case to the extent not already paid.  The Company may make such additional payments and provide such additional benefits to Executive as the Company and Executive may agree in writing.

7.                                       Excise Tax.  In the event that any amount or benefit paid or distributed to Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to Executive (collectively, the “Covered Payments”), are or become subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any similar tax that may hereafter by imposed (“Excise Tax”), then the Company agrees to pay the Executive an additional amount (the “Termination Gross Up Amount”) such that the amount retained by the Executive pursuant to Section 5, 6(a) or 6(b), as applicable, shall equal or exceed the amount of the Covered Payments.

8.                                       Non-Competition.  Executive hereby acknowledges that the services which he will perform for the Company are of a special and unique nature, and that the Company would find it extremely difficult or impossible to replace Executive.  Accordingly, Executive agrees that, in consideration of this Agreement and the payments to be received by him hereunder, from and after the date hereof through the period during which Executive continues to be employed by the Company and following termination of Executive’s employment for any reason until the later of (i) the second anniversary of such termination of employment or (ii) the last day through which Annual Base Salary is payable to Executive pursuant to Section

5(a), 6(a)(i) or 6(b)(i), whichever is applicable (the “Non-Competition Period”), Executive shall not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, lender, consultant or otherwise (“Participate” or a “Participation”) with any Competitor (as hereinafter defined), except with the Company’s prior written consent.  For purposes of this Agreement, the term “Competitor” shall mean any entity engaged in the business of providing property monitoring services with revenue in excess of Two Hundred Million Dollars ($200,000,000) during the most recent twelve (12) month period for which financial statements are available, including without limitation  ADT Security Services, Brinks Home Security, Inc., Honeywell Inc. and their respective subsidiaries, affiliates and successors.  Nothing in this section shall prohibit Executive from owning for investment purposes an aggregate of up to 3% of the publicly traded securities of any corporation listed on the New York Stock Exchange or American Stock Exchange or whose securities are quoted on the NASDAQ National Market.  Notwithstanding anything which may be to the contrary herein, (i) Executive shall not be required to cease Participation in any business or organization which begins to compete with the Company subsequent to the time Executive commences such Participation, provided that such business or organization began to compete with the Company through no action, assistance, or plan of Executive, (ii) Executive may continue to serve as a member of the Board of Directors of Guardian International, Inc. and may continue to hold shares in Guardian International, Inc., and (iii) following termination of

Executive’s employment with the Company for any reason, none of the restrictions in this Section 8 shall apply to Executive’s Participation in any capacity with Guardian International, Inc.

It is the desire and intent of the parties that the provisions of this Section 8 shall be enforced under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Section 8 is adjudicated to be invalid or unenforceable or shall for any reason be held to be excessively broad as to duration, geographic scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with applicable law and such provision shall be deemed modified and amended to the extent necessary to render such provision enforceable in such jurisdiction.

If Executive challenges the enforceability of the provisions of this Section 8 in whole or in part as to any Competitors, Executive shall, immediately upon such challenge, forfeit any right to any payments and benefits under Section 5 or 6(a) that he has not already received.

9.                                       Confidential Information.  Executive acknowledges that:  (i) the business of the Company and its Subsidiaries and affiliates is intensely competitive and that Executive’s engagement by the Company requires that Executive have access to and knowledge of confidential information of the Company and its Subsidiaries and affiliates, including, but not limited to, the identity of customers, the identity of the representatives of customers with whom the Company and its Subsidiaries and affiliates have dealt, the kinds of services provided by the Company and its Subsidiaries and affiliates to customers and offered to be performed for potential customers, the manner in which such services are performed or offered to be performed, the service needs of actual or prospective customers, pricing information, information concerning the creation, acquisition or disposition of products and services, customer maintenance listings, computer software applications and other programs, personnel information and other trade secrets (the “Confidential Information”); (ii) the direct or indirect disclosure of such Confidential Information to existing or potential competitors of the Company and its Subsidiaries and affiliates would place the Company and its Subsidiaries and affiliates at a competitive disadvantage and would do damage, monetary or otherwise, to the business of the Company and its Subsidiaries and affiliates; and (iii) the engaging by Executive in any of the activities prohibited by this Section 9 may constitute improper appropriation and/or use of such information and trade secrets.  Notwithstanding the foregoing, Confidential Information shall not include information which (x) is or becomes part of the public domain through a source other than Executive, (y) is or becomes available to Executive from a source independent of the Company and its Subsidiaries and affiliates, or (z) constitutes general industry knowledge possessed by Executive by virtue of Executive’s employment with the Company.  Executive expressly acknowledges the trade secret status of the Confidential Information and that the Confidential Information constitutes a protectable business interest of the Company and its Subsidiaries and affiliates.  Accordingly, the Company and Executive agree as follows:

a.               During the Non-Competition Period, Executive shall not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee, principal or agent of any business, or in any other capacity, make known, disclose, furnish, make available or use any of the Confidential Information, other than in the proper performance of the duties contemplated herein or requested by the Company, or as required by law or by a court of competent jurisdiction or other administrative or legislative body; provided, however, that prior to disclosing any of the Confidential Information to a court or other administrative or legislative body, Executive shall promptly notify the Company so that the Company may seek a protective order or other appropriate remedy.  The provisions of this subsection (a) do not apply to Executive’s Participation (as defined in Section 8) in any capacity with Guardian International, Inc.

b.              Executive agrees to return all computer hardware and all Confidential Information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to the Company at any time upon request of the Chairman of the Board of the Company and upon the termination of Executive’s employment for any reason.

10.                                 Nonsolicitation.  During the Non-Competition Period, Executive shall not, directly or indirectly, solicit, interfere with, hire, offer to hire or induce any person who is an employee of the Company or any of its Subsidiaries or affiliates and whose salary is in excess of $50,000 to discontinue his or her relationship with the Company or any of its Subsidiaries or affiliates and accept employment by, or enter into a business relationship with, Executive or any other person or entity; provided, however, that this provision shall not apply to (i) solicitation of any person who was an employee of Guardian International, Inc. as of the date of the Prior Employment Agreement and who becomes an employee of the Company or any of its Subsidiaries or affiliates during the period of Executive’s employment with the Company or any of its Subsidiaries or affiliates and (ii) solicitation by general advertising.

11.                                 Antidisparagement.

a.               Unless otherwise required by a court of competent jurisdiction, pursuant to any recognized subpoena power or by any applicable law, rule or regulation, Executive agrees and promises that Executive shall not make any oral or written statements or reveal any information to any person, company or agency which (i) is materially negative, disparaging or damaging to the name, reputation or business of the Company or any of its Subsidiaries or affiliates, or any of their shareholders, directors, officers or employees, or (ii) has or would have a materially negative financial impact, whether directly or indirectly, on the Company or any of its Subsidiaries and affiliates, or any of their shareholders, directors, officers or employees; provided that this subsection (ii) shall not be deemed to have been violated by statements or releases of information by Executive during the period of his employment under this Agreement which Executive believes to be truthful and which are made in the performance of his duties under this Agreement.

b.              Unless otherwise required by a court of competent jurisdiction, pursuant to any recognized subpoena power or by any applicable law, rule or regulation, the Company agrees and promises that neither it nor any of its Subsidiaries and affiliates shall make any oral or written statements or reveal any information to any person, company or agency which (i) is materially negative, disparaging or damaging to the name, reputation or business of Executive or (ii) has or would have a negative financial impact, whether directly or indirectly, on Executive.

12.                                 Injunctive Relief.

a.               Executive acknowledges that a breach of the undertakings in Sections 8, 9, 10, or 11(a) of this Agreement would cause irreparable damage to the Company and its Subsidiaries and affiliates, the exact amount of which shall be difficult to ascertain, and that remedies at law for any such breach would be inadequate.  Executive agrees that, if Executive breaches or attempts or threatens to breach any of the undertakings in Sections 8, 9, 10, or 11(a) of this Agreement, then the Company shall be entitled to injunctive relief without posting bond or other security, in addition to any other remedy or remedies available to the Company at law or in equity.

b.              The Company acknowledges that a breach of the undertakings in Section 11(b) of this Agreement would cause irreparable damage to Executive, the exact amount of which shall be difficult to ascertain, and that remedies at law for any such breach would be inadequate.  The Company agrees that, if the Company or any of its Subsidiaries or affiliates breaches or attempts or threatens to breach any of the undertakings in Section 11(b) of this Agreement, then Executive shall be entitled to injunctive relief, without posting bond or other security, in addition to any other remedy or remedies available to Executive at law or in equity.

13.                                 Withholding Taxes.  The Company may withhold from all payments due to Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.  Executive has represented that he is and will continue to be a resident of the State of Florida for all purposes.

14.                                 Directors and Officers Insurance; Indemnity.  The Company shall take all steps necessary to ensure that Executive is covered under any directors and officers liability insurance policy in effect from time to time for current and former directors and officers of the Company.  In addition, the Company shall hold harmless and indemnify Executive against any and all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Executive in connection with any threatened, pending, or completed action, suit, or proceeding whether civil, criminal, administrative, or investigative (including an action by or in the right of the corporation) to which Executive is, was, or at any time becomes a party, or is threatened to be made a party, by reason of the fact that Executive is, was, or at any time becomes a director, officer, employee, or agent of the Company, or is, or was serving, or at any time serves at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise; or otherwise to the fullest extent as may be provided to Executive by the Company under the provisions of the Bylaws and the Articles of Incorporation of the Company and Delaware law.

15.                                 Scope of Agreement.  Nothing in this Agreement shall be deemed to entitle Executive to continued employment with the Company or its Subsidiaries or shall require Executive to continue the employment relationship against his wishes; provided, however, that any termination of Executive’s employment during the Term of this Agreement shall be subject to all of the provisions of this Agreement as provided in Section 20.

16.                                 Successors; Binding Agreement.

a.                This Agreement shall inure to the benefit of and be legally binding upon all successors and assigns of the Company.  The Company will require a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  For purposes of this Section 16(a), “Company” shall mean the Company as defined above and all successors to its business or assets that execute and deliver the agreement provided for in this Section 16(a) or that otherwise become bound by the terms and provisions of this Agreement by operation of law.

b.                                      This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If Executive shall die while any amounts would be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive’s estate.

17.                                 Notice.

a.                For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Richard Ginsburg

P.O. Box 800207

Miami, Florida 33280

If to the Company:

Protection One, Inc.

818 S. Kansas Avenue

Topeka, Kansas 66612

Attention:  General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

b.                                      A written notice of Executive’s Date of Termination by the Company or Executive, as the case may be, to the other, shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) specify the Date of Termination.  The failure by Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

18.                                 Full Settlement; Resolution of Disputes.  The Company’s obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be in lieu and in full settlement of all other severance payments to Executive under any other severance or employment agreement between Executive and the Company, and any severance plan of the Company.  In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and except as otherwise provided in Section 6(a)(iii), such amounts shall not be reduced whether or not Executive obtains other employment.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Wilmington, Delaware by three arbitrators in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrators’ award in any court having jurisdiction.  The arbitrators shall determine the allocation of the costs and expenses arising in connection with any arbitration proceeding pursuant to this Section based on the arbitrators’ assessment of the merits of the positions of the parties.

19.                                 Employment with Subsidiaries.  Employment with the Company for purposes of this Agreement shall include employment with any Subsidiary.

20.                                 Survival.  The respective obligations and benefits afforded to the Company and Executive as provided in Sections 1, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 18, 21 and 23 shall survive the termination of this Agreement.

21.                                 GOVERNING LAW; VALIDITY.  THE INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE

PRINCIPLE OF CONFLICTS OF LAWS.  THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION OF THIS AGREEMENT SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION OF THIS AGREEMENT, WHICH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT.

22.                                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

23.                                 Miscellaneous.  No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and by a duly authorized officer of the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  Failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right Executive or the Company may have hereunder, including without limitation, the right of Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.  Except as otherwise specifically provided herein, the rights of, and benefits payable to, Executive, his estate or his beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, Executive, his estate or his beneficiaries under any other employee benefit plan or compensation program of the Company.

24.                                 Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to its subject matter and supersedes and replaces all previous verbal or written agreements that the parties may have made, including the Prior Employment Agreement.

[Remainder of page intentionally left blank.  Signatures on next page.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and Executive has executed this Agreement as of the day and year first above written.

PROTECTION ONE, INC.

By:	/s/ Donald A. Johnson

/s/ Richard Ginsburg
Richard Ginsburg